                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            STARR SURGICAL COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  $125 per Exchange Act Rules-o-11(c)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
     22(a)(2) of Schedule 14A.

[_]  $500 per party to the controversy pursuant to Exchange Act Rules
     14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                    [LETTERHEAD OF STAAR SURGICAL COMPANY]


April 21, 1997



To Our Stockholders:

The 1997 Annual Meeting of Stockholders of STAAR Surgical Company (the "Company") will be held at 10:00 a.m. on Thursday, May 22, 1997, at the Holiday Inn located at 924 West Huntington Drive, Monrovia, California.

Enclosed is the Company's Annual Report for the Company's fiscal year ending January 3, 1997, Notice of the Annual Meeting of Stockholders, Proxy Statement and Proxy Card. The enclosed Proxy Statement and Proxy Card contain details concerning the business to come before the meeting, including the election of two directors to fill the two three-year Class II director positions which expire at the 1997 Annual Meeting of Stockholders. You should note that the Board of Directors of the Company unanimously recommend a vote "FOR" the election of its director nominees to serve as the two Class II directors on the Company's Board of Directors.

If you are a record holder of the Company's common stock on April 3, 1997, you are eligible to vote with respect to these matters, either personally at the meeting or by proxy. It is important that your shares be voted, whether or not you plan to attend the meeting, to ensure the presence of a quorum. For that reason we request that you sign and return the Proxy Card now. A postage paid envelope is enclosed for your convenience in replying. If you attend the meeting and wish to vote your shares personally, you may revoke your proxy.

We look forward to reviewing the activities of the Company with you at the meeting. We hope you can be with us.

                                         Sincerely,

                                         /s/ John R. Wolf

                                         John R. Wolf
                                         President and Chairman of the Board

                             STAAR SURGICAL COMPANY
                               1911 WALKER AVENUE
                          MONROVIA, CALIFORNIA  91016



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 22, 1997


To the Stockholders of STAAR Surgical Company:

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders (the "Annual Meeting") of STAAR Surgical Company, a Delaware corporation (the "Company"), will be held at 10:00 a.m. local time, on Thursday, May 22, 1997, at the Holiday Inn located at 924 West Huntington Drive, Monrovia, California 91016, to consider and to vote on the following matters as more fully described in the accompanying Proxy Statement:

     1. To elect two directors to fill the two three-year Class II director positions on the Board of Directors of the Company which expire at the 1997 Annual Meeting of Stockholders, with such Class II directors to serve until the Annual Meeting of Stockholders to be held in the year 2000.

     2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on April 3, 1997, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjourned meetings thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. Your vote is important. PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. Your promptness in returning the proxy will assist in the expeditious and orderly processing of the proxies and will assist in ensuring that a quorum is present or represented. If you return your proxy, you may nevertheless attend the Annual Meeting and vote your shares in person if you wish. If you later desire to revoke your proxy for any reason, you may do so in the manner described in the attached Proxy Statement.

                                       By Order of the Board of Directors

                                       /s/ John R. Wolf

                                       John R. Wolf
                                       Chairman and President

Monrovia, California
April 21, 1997

                             STAAR SURGICAL COMPANY
                               1911 Walker Avenue
                          Monrovia, California  91016




                                PROXY STATEMENT


                         ANNUAL MEETING OF STOCKHOLDERS



                            To Be Held May 22, 1997




                                VOTING AND PROXY

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of STAAR Surgical Company (the "Company") for use at the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Thursday, May 22, 1997, at the Holiday Inn located at 924 West Huntington Drive, Monrovia, California 91016 (the "Annual Meeting"), and any adjournments thereof. When such proxy is properly executed, dated and returned, the shares it represents will be voted in accordance with any directions noted thereon. If no specification is indicated, the shares will be voted "FOR" the election of the two director nominees named on the proxy to fill the two three-year Class II director positions on the Board of Directors of the Company which expire at the 1997 Annual Meeting of Stockholders, with such Class II directors to serve until the Annual Meeting of Stockholders to be held in the year 2000. Any holder of record giving a proxy has the power to revoke it at any time before it is voted by written notice to the Secretary of the Company, by issuance of a later dated proxy, or by voting at the meeting in person.

At the close of business on April 3, 1997, the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting, the Company had issued and outstanding 13,075,646 shares of common stock ("Common Stock"). Each share of Common Stock entitles the holder of record thereof to one vote on any matter coming before the Annual Meeting. Only stockholders of record at the close of business on April 3, 1997, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

The Company will pay the expenses of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling, and mailing the proxy solicitation materials. Proxies may be solicited personally, or by mail or by telephone, by directors, officers and regular employees of the Company who will not be additionally compensated therefor. It is anticipated that this Proxy Statement and accompanying Proxy Card will be mailed on or shortly after April 22, 1997, to all stockholders entitled to vote at the Annual Meeting.

                             ELECTION OF DIRECTORS

The Board of Directors recommends that Michael R. Deitz, M.D., and Peter J. Utrata, M.D., be elected to serve as the two Class II directors on the Company's Board of Directors, to hold office for a three-year term until the Annual Meeting of Stockholders to be held in the year 2000, and until their respective successors are elected and qualified. If either nominee should be unable or unwilling to serve, the discretionary authority provided in the proxy will be exercised to vote for a substitute nominee designated by management. The Board of Directors has no reason to believe that any substitute nominee will be required.

The proxies cannot be voted for more than two nominees. Stockholders wishing to nominate a Class II director for election at the Annual Meeting may do so by delivering to the Secretary of the Company, no later than fourteen days before the Annual Meeting, a notice setting forth (1) the name, age, business address and, if known, residence address of the nominee proposed in such notice, (2) the principal occupation or employment of such nominee, and (3) the number of shares of stock of the Company which are beneficially owned by such nominee. No person may be elected as a Class II director unless he or she has been nominated by a stockholder in the manner just described or by the Board of Directors. The two nominees receiving the highest number of votes will be elected as the two Class II directors.

The Class II directors will serve a three-year term until the Annual Meeting of Stockholders to be held in the year 2000, and until his or her respective successor is elected and qualified. No proxies are sought with respect to the election of the presently serving Class III directors (Messrs. John R. Wolf and Andrew F. Pollet) or Class I director (Dr. Donald R. Sanders), as the three-year terms of these classes of directors do not expire until the Annual Meetings of Stockholders to be held in 1998 and 1999, respectively.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF DR. DEITZ AND DR. UTRATA AS THE TWO CLASS II DIRECTORS FOR THE COMPANY. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.


                     DESCRIPTION OF THE BOARD OF DIRECTORS

The Certificate of Incorporation and the Bylaws of the Company divide the Board into three classes of directors, namely, Class I, Class II and Class III, with the number of directors in each class to be as nearly equal as possible, and with each class to be elected for a three-year term on a staggered basis. The Company's Bylaws permit the Board of Directors to fix the number of the authorized members of the Board of Directors from three to seven. At present, the Board of Directors consists of five members, of which one member serves as a Class I director, two members serve as Class II directors, and two members serve as Class III directors. Drs. Michael R. Deitz and Peter J. Utrata presently serve in Class II, which is subject to re-election at this Annual Meeting of Stockholders. Messrs. John R. Wolf and Andrew F. Pollet presently serve in Class III, which is subject to re-election at the Annual Meeting of Stockholders to be held in 1998, and Dr. Sanders presently serves in Class I, which is subject to re-election at the Annual Meeting of Stockholders to be held in 1999.


               BUSINESS EXPERIENCE OF CLASS II DIRECTOR NOMINEES

MICHAEL R. DEITZ, M.D., CLASS II DIRECTOR NOMINEE

Dr. Deitz has served as a director of the Company since June, 1990. Dr. Deitz has been a physician specializing in ophthalmology since 1962. He attained a subspecialty in refractive eye surgery in 1979 when he was the fourth surgeon in the United States to perform radial keratotomy. Dr. Deitz has been a consultant and co-investigator at the Eye Foundation of Kansas City since its founding in 1986. Dr. Deitz is also a Clinical Associate Professor in the Department of Ophthalmology of the University of Missouri Kansas City School of Medicine. Dr. Deitz received his medical degree from the University of Pennsylvania, and his specialty training at the University of Michigan in Ann Arbor. Dr. Deitz currently serves as Counselor to the American Academy of Ophthalmology. He served on the Board of Directors of the International Society of Refractive Keratoplasty from 1984 through 1987 and from 1989 through 1992.

PETER J. UTRATA, M.D., CLASS II DIRECTOR NOMINEE

Dr. Utrata has served as a director of the Company since December 1987. Dr. Utrata is an ophthalmic surgeon in Columbus, Ohio and has been the President of Eye Surgery Center of Ohio, Inc. since May 1984. He is associated with the Grant Eye and Ear Hospital, Columbus, Ohio. From 1974 to May 1984, he was a physician and partner with Eye Surgery Consultants. Dr. Utrata received his undergraduate and medical degrees from Ohio State University where he is currently a Clinical Associate Professor.


             BUSINESS EXPERIENCE OF CLASS I AND CLASS III DIRECTORS

DONALD R. SANDERS, PH.D., M.D., CLASS I DIRECTOR

Dr. Sanders has served as a director of the Company since May 1996. Dr. Sanders has been a physician specializing in ophthalmology since 1977, and received his Board Certification in 1988. Dr. Sanders has primarily been involved in research relating to cataract and refractive eye surgery. Since its founding in 1984, Dr. Sanders has been the President and owner and a director of Center for Clinical Research, Inc., a private company located in Chicago, Illinois which provides marketing research, statistical, clinical and regulatory services to companies and physicians in the ophthalmic industry. Dr. Sanders has been an Associate Professor for the past fifteen years, and an Assistant Professor for the five years prior thereto, in the Department of Ophthalmology of the University of Illinois College of Medicine in Chicago. Dr. Sanders recently retired as Chief Medical Editor of the Ocular Surgery News, after serving in that capacity for fourteen years. Dr. Sanders received his Ph.D. degree in Pharmacology from the University of Illinois School of Pharmacology, his medical degree from the University of Illinois College of Medicine, and his Bachelor of Science degree in Biology from the University of Illinois. Dr. Sanders has published or edited over 15 books and over 100 scientific articles.

JOHN R. WOLF, CHAIRMAN OF THE BOARD AND CLASS III DIRECTOR

Mr. Wolf was elected President and a director in October 1989, and was appointed Chairman of the Board in March 1994. Mr. Wolf served as Executive Vice President of the Company from October 1986 to October 1989 and as a Vice President of the Company from September 1983 to October 1986. From November 1980 through August 1983, Mr. Wolf was employed as an Intraocular Lens Divisional Sales Manager for Iolab Corporation, a division of Johnson & Johnson, where he was named manager of the year in 1982. Prior to that, he served (and continues to serve) as President of his own privately-held corporation, Iotech, Inc. Mr. Wolf is a graduate of the University of Southern California, where he received his Bachelor of Science and Master of Business Administration degrees.

ANDREW F. POLLET, ESQ., CLASS III DIRECTOR

Mr. Pollet has served as a director of the Company since September 1990. Mr. Pollet has been a principal of the law firm of Pollet & Woodbury, a Law Corporation, and its predecessor law firms since 1980. Mr. Pollet also serves as a director of Empyrean Diagnostics, Ltd., the Mason Group, E.L. Payne Heating Company, Group Air Management, Inc., Page Digital Incorporated, Powder Keg, Inc., and San Joaquin Chemicals. Mr. Pollet received his Juris Doctor degree from the University of San Diego School of Law, and received his Bachelor of Science and Master in Business Administration degrees from the University of Southern California.

                       MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors of the Company held four meetings during the 1996 fiscal year. No director attended less than 75% of the total number of meetings of the Board and the meetings of any committees on which they served.

During fiscal 1996, Mr. Wolf and Drs. Deitz and Sanders (and prior to Dr. Sanders' appointment as a director in May 1996, his predecessor, Dr. Gathe) served on the Audit Committee, and Mr. Pollet and Drs. Deitz, Utrata and Sanders (and prior to Dr. Sanders' appointment, his predecessor, Dr. Gathe) served on the Compensation Committee, which also serves as the Stock Option Committee.
The Audit Committee met one time in 1996 (as part of a Board meeting) and the Compensation (Stock Option) Committee met one time in 1996 (also as part of a Board meeting).


                           COMPENSATION OF DIRECTORS

Non-employee directors are ordinarily entitled to receive $1,000 for each Board meeting and $1,500 for each committee meeting attended. However, by mutual agreement of the Board of Directors, no cash fees will be payable to directors during the period the options described below vest.

The Company granted non-qualified stock options to purchase 60,000 shares of Common Stock to each of the Company's directors in consideration of, and as an inducement for, their prospective service on the Board of Directors for a period of three years. These options were initially granted in June 1994 to Drs. Deitz, Gathe and Utrata and to Mr. Pollet, and covered the period of service for these directors beginning June 1994 and ending May 1997. An additional grant was made to Mr. Wolf in August 1994 for the period of service beginning August 1994 and ending July 1997. An additional grant was made to Dr. Sanders in May 1996 for the period of service beginning May 1996 and ending May 1999. The exercise price for the options were $4.75 per share with respect to the options granted to Drs. Deitz, Gathe and Utrata and to Mr. Pollet, $4.87 1/2 per share with respect to the options granted to Mr. Wolf, and $12.50 per share with respect to the options granted to Dr. Sanders, all of which prices corresponded with the trading price of the Common Stock as of the respective dates of grant.

The aforesaid stock options vest one-third upon date of grant, and vest an additional one-third and fully upon the directors' continued service through the first and second anniversary dates of the grant of the options, respectively. The stock options expire five years from date of grant, except that vested options expire, if earlier, one year after the date on which a director's service is terminated. Unvested options immediately terminate in the event of the termination of a director's service on the Board; provided, however, unvested options immediately vest upon the following events: (i) if such termination is due to the failure or refusal of the Company, without cause, to nominate the director for re-election to the Board, (ii) the failure of the Company's stockholders to re-elect the director to the Board; (iii) the sale or disposition by the Company of substantially all of its business or assets; (iv) the sale of the capital stock of the Company in connection with the sale or transfer of a controlling interest in the Company; (v) the merger or consolidation of the Company with another corporation as part of a sale or transfer of a controlling interest in the Company; or (vi) the dissolution or liquidation of the Company. Should a director exercise an option, the Company reserves the right, in its sole discretion, to allow the director to pay for the option shares by cash, stock, or the provision of a full recourse promissory note, bearing interest at a rate that precludes the imposition of interest under the Internal Revenue Code, and secured by such security as prescribed by the Stock Option Committee. The Company has no obligation to issue registered shares, although the Company intends (but without any obligation to do so) to file a registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act") with respect to said shares.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 1996, Mr. Pollet and Drs. Deitz, Utrata and Sanders (and prior to Dr. Sanders' appointment as a director in May 1996, his predecessor, Dr. Gathe), served on the Company's Compensation Committee (which is responsible for determining executive compensation) and its Stock Option Committee (which is responsible for determining grants of stock under the Company's various stock plans to the Company's employees and/or consultants). None of these directors is an executive officer or director of any other company of which any of the other aforementioned directors is an executive officer or director.


            BENEFICIAL OWNERSHIP OF DIRECTORS AND DIRECTOR NOMINEES

The following table sets forth, as of March 31, 1997, certain information with respect to each director as of such date and nominee for director of the Company, including the amount and nature of shares of Common Stock beneficially owned by each of them as of such date.


                                                                          AMOUNT AND NATURE OF
                                                     DIRECTOR            BENEFICIAL OWNERSHIP OF
NAME(1)                            AGE                SINCE                 COMMON STOCK(2)(3)                 PERCENTAGE(2)(3)
------                             ---                -----                 -----------------                  ----------------
John R. Wolf                        51                1989                     1,096,013(4)                         8.3%(4)
Michael R. Deitz, M.D               63                1990                       372,862(5)                         2.8%(5)
Andrew F. Pollet, Esq.              46                1990                       783,678(6)                         5.9%(6)
Peter J. Utrata, M.D.               53                1987                       277,500(7)                         2.1%(7)
Donald R. Sanders, Ph.D., M.D.      48                1996                        74,035(8)                           *(8)
-------------------------

 *   Less than 1%.
(1) The business address of each person named is c/o STAAR Surgical Company, 1911 Walker Avenue, Monrovia, CA 91016.
(2) Based on 13,075,646 shares of Common Stock outstanding on the transfer records as of March 31, 1997.
(3) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.
(4) Includes 15,000 shares held by Iotech, Inc., a corporation owned and controlled by Mr. Wolf, and 875 shares held by Mr. Wolf as Trustee of the Iotech, Inc. Profit Sharing Plan. Also includes 172,500 shares issuable upon exercise of (i) 62,500 formula options and 50,000 incentive options granted under the 1991 Stock Option Plan; and (ii) 60,000 non-qualified options granted as director incentive in connection with appointment to Board in 1994.
(5) Includes 221,750 shares issuable upon exercise of (i) 25,000 formula options granted under the 1991 Stock Option Plan; (ii) 25,000 warrants granted with respect to appointment to the Board of Directors; (iii) 111,750 warrants issued in connection with a loan to the Company; and (iv) 60,000 non-qualified options granted as director incentive in connection with appointment to Board in 1994.
(6) Includes 11,750 shares held by Mr. Pollet as Trustee of the Pollet & Woodbury 401(k) Pension Plan. Also includes 135,000 shares issuable upon exercise of (i) 50,000 formula options granted under the 1991 Stock Option Plan; (ii) 25,000 warrants granted with respect to appointment to the Board of Directors; and (iii) 60,000 non-qualified options granted as director incentive in connection with appointment to Board in 1994.
(7) Includes 122,500 shares issuable upon exercise of (i) 50,000 formula options granted under the 1991 Stock Option Plan; (ii) 12,500 warrants issued for director compensation; and (iii) 60,000 non-qualified options granted as director incentive in connection with appointment to Board in 1994.
(8) Includes 40,000 shares issuable upon exercise of 40,000 non-qualified options granted as director incentive in connection with appointment to Board in 1996.

                       EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth certain information concerning the executive officers of the Company.

NAME                            AGE     POSITION
----                            ---     --------
John R. Wolf                     51     President, Chief Executive Officer and Chairman of the Board of Directors

William C. Huddleston            50     Vice President Finance, Chief Financial Officer, Treasurer and Secretary

Vladimir Feingold                47     Executive Vice President Research and Development

Michael J. Lloyd                 48     Senior Vice President Manufacturing

Carl M. Manisco                  47     Senior Vice President Sales and Marketing

Donald D. Ferguson               59     Vice President International Sales

Steven L. Ziemba                 40     Vice President Regulatory Affairs

The executive officers of the Company are employed pursuant to employment agreements approved by the Board of Directors. See "Employment Agreements With Named Executive Officers," below.


                   BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

JOHN R. WOLF, PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD OF DIRECTORS

See "Business Experience of Class I and Class III Directors," above.

WILLIAM C. HUDDLESTON, VICE PRESIDENT FINANCE, CHIEF FINANCIAL OFFICER, TREASURER AND SECRETARY

Mr. Huddleston has been Vice President Finance, Chief Financial Officer and Treasurer of the Company since March 1990, and Secretary since March 1994. From November 1988 to December 1989, Mr. Huddleston was Chief Financial Officer of MRP Acquisition Corporation; from 1986 to November 1988, Mr. Huddleston was Controller of International Pharmaceutical Products, Inc.; and from 1982 to 1986, he was Vice President and Controller and a director of Paper Pak Products, Inc. Mr. Huddleston was Controller of the Green Bay mill of American Can Company from 1979 to 1982. Prior to 1979, Mr. Huddleston was employed in various management positions with International Paper Company. Mr. Huddleston is a Certified Management Accountant and received a Master of Business Administration degree from Northeast Louisiana University and a Bachelor of Science degree in Accounting from Mississippi State University.

VLADIMIR FEINGOLD, EXECUTIVE VICE PRESIDENT RESEARCH AND DEVELOPMENT

Mr. Feingold has been Executive Vice President Research and Development since September 1993. Prior to that, he was engaged by the Company as its Vice President Research and Development since September 1991, and prior to that as a consultant. Mr. Feingold has been, since its inception, Managing Director, Executive and Head of Research and Development of Bionica Pty. Ltd., an Australian corporation he founded in 1984, which is primarily involved in the development, manufacturing and distribution of infusion systems. From 1975 through 1984, Mr. Feingold was employed as a design engineer, chief mechanical engineer, manufacturing engineering executive, and a research executive with Telectronics Pty., Ltd. Mr. Feingold is a graduate of the University of Sydney, where he received a Bachelor of Science degree in Mathematics and a Bachelor of Engineering (Mechanical) degree (First Class Honors). Mr. Feingold also has Certificates from the N.S.W. Institute of Technology (Microprocessors and Data Acquisition), the Australian Institute of Management (Influence and Negotiation, Finance, and Management), and Sydney Hospital (Medical Technology).

CARL M. MANISCO, SENIOR VICE PRESIDENT SALES AND MARKETING

Mr. Manisco has been Senior Vice President Sales and Marketing since 1992. Prior to that time, Mr. Manisco served as Vice President Sales from March 1990 and Director of Sales, Product Manager and Sales Manager since August 1983. From 1980 to 1983, Mr. Manisco served as sales representative and divisional sales trainer of Iolab Corporation. Mr. Manisco received a Business Administration degree in marketing from the University of Portland.

DONALD D. FERGUSON, VICE PRESIDENT INTERNATIONAL SALES

Mr. Ferguson has been Vice President International Sales since April 1995. From December 1993 through April 1995, Mr. Ferguson was Vice President European Affairs, and from April 1992 through December 1993 he served as Director of European Affairs. From 1986 to February 1992 Mr. Ferguson was Vice President International at Ioptex Research Inc. Prior to such employment, Mr. Ferguson was Regional Manager North Asia and Hong Kong for Coopervision, Inc., Regional Managing Director Far East at CILCO, Inc., and Director of Marketing, Director of Planning & Administration, and Market Research Manager at INCO Ltd. Mr. Ferguson received his Bachelor of Science and Master of Business Administration degrees from Marshall University.

MICHAEL J. LLOYD, SENIOR VICE PRESIDENT - MANUFACTURING

Mr. Lloyd has been Senior Vice President Manufacturing since November 1993, and Vice President Manufacturing since November 1990. He was Director of Manufacturing from April 1990 to November 1990, Manufacturing Manager from September 1987 to April 1990, and Production Supervisor from September 1986 to September 1987. Prior to 1986, Mr. Lloyd was Materials Supervisor Of Sterile Products and Production Supervisor of the Assembly and Preparation Departments at Cilco, Inc. Mr. Lloyd received a Bachelor of Science degree in Business Administration from California State Polytechnic University, Pomona.

STEVEN L. ZIEMBA, VICE PRESIDENT - REGULATORY AFFAIRS

Mr. Ziemba has been Vice President Regulatory Affairs since April 1990. From July 1986 to March 1988 he was Manager of Clinical and Regulatory Affairs at Ioptex and was Sales and Marketing Consultant to Ioptex from March 1988 to April 1990. Prior to 1986, Mr. Ziemba was Manager of Clinical Research of Allergan Surgical Inc., Senior Clinical Monitor and Regulatory Analyst at Allergan Medical Optics, Inc., Document Control Supervisor at CILCO, Inc., and Standards Analyst, Associated Quality Engineer and Physical Test Technician at American Pharmaseal Laboratories. Mr. Ziemba received a Masters of Science degree in Systems Management from the University of Southern California and a Bachelor of Arts degree in Biological Sciences from California State University.


                  BENEFICIAL OWNERSHIP OF CERTAIN STOCKHOLDERS
                             AND EXECUTIVE OFFICERS

The following table sets forth, as of March 31, 1997, certain information with respect to the amount and nature of shares of Common Stock beneficially owned by
(1) each person (other than a person who is also a director and/or a director nominee) who is a beneficial owner of more than 5% of the Company's outstanding stock, (2) each person (other than a person who is also a director and/or a director nominee) who is an executive officer named in the Summary Compensation Table below, and (3) all executive officers and directors as a group. The term "executive officer" is defined as the President, Secretary, Treasurer, any vice-president in charge of a principal business function (such as sales, administration or finance), or any other person who performs similar policy making functions for the Company. Information concerning the amount and nature of beneficial ownership of executive officers who are also directors and/or director nominees are disclosed in the table under that section of this Proxy Statement captioned "Beneficial Ownership of Directors and Director Nominees."


                                                                        AMOUNT AND NATURE OF
                                                                      BENEFICIAL OWNERSHIP OF
NAME(1)                         IDENTITY                                 COMMON STOCK(2)(3)                PERCENTAGE(2)(3)
------                          --------                                 -----------------                 ---------------
William C. Huddleston           Executive officer                            195,184(4)                          1.5%(4)
Vladimir Feingold               Executive officer                            238,538(5)                          1.8%(5)
Carl M. Manisco                 Executive officer                            135,943(6)                          1.0%(6)
Donald D. Ferguson              Executive officer                             51,000(7)                            *(7)
Michael J. Lloyd                Executive officer                            134,486(8)                          1.0%(8)
Steven L. Ziemba                Executive officer                            192,917(9)                          1.5%(9)
                                Directors (including nominees)
                                and executive officers as a group
                                (11 persons)                               3,552,146(10)                        24.7%(10)

---------------------------

 *   Less than 1%.
(1) The business address of each person named is c/o STAAR Surgical Company, 1911 Walker Avenue, Monrovia, CA 91016.
(2) Based on 13,075,646 shares of Common Stock outstanding on the transfer records as of March 31, 1997.
(3) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.
(4) Includes 75,000 shares issuable upon exercise of (i) 60,000 incentive stock options granted under the 1991 Stock Option Plan, and (ii) 10,000 options granted in connection with current employment agreement.
(5) Includes 91,500 shares issuable upon exercise of (i) 77,500 incentive stock options granted under the 1991 Stock Option Plan, and (ii) 14,000 options granted in connection with current employment agreement. Also includes 70,000 shares held by Bionica Pty. Ltd., of which the executive officer is a 52% stockholder.
(6) Includes 118,943 shares issuable upon exercise of (i) 12,500 formula options and 72,500 incentive stock options granted under the 1991 Stock Option Plan; (ii) 7,276 options granted under prior plans; (iii) 16,667 options granted in connection with a prior employment agreement; and (iv) 10,000 options granted in connection with current employment agreement.
(7) Includes 51,000 shares issuable upon exercise of (i) 45,000 incentive stock options granted under the 1991 Stock Option Plan; and (ii) 6,000 options granted in connection with current employment agreement.
(8) Includes 134,486 shares issuable upon exercise of (i) 12,500 formula options and 60,000 incentive stock options granted under the 1991 Stock Option Plan; (ii) 51,986 options granted in connection with a prior employment agreement; and (iii) 10,000 options granted in connection with current employment agreement.
(9) Includes 145,883 shares issuable upon exercise of (i) 12,500 formula options and 65,000 incentive stock options granted under the 1991 Stock Option Plan, (ii) 58,383 options granted in connection with a prior employment agreement, and (iii) 10,000 non-qualified options granted in connection with current employment agreement.
(10) Includes an aggregate of 1,308,562 shares issuable upon exercise of options and warrants held by directors (including nominees) and executive officers of the Company.

                              SUMMARY COMPENSATION

The following table shows the compensation paid over the past three fiscal years with respect to (i) the Company's Chief Executive Officer as of the end of the 1996 fiscal year, and (ii) the four other most highly compensated executive officers (in terms of salary and bonus) serving at the end of the 1996 fiscal year whose annual salary and bonus exceeded $100,000 (the "Named Executive Officers"):


                                                                        LONG TERM COMPENSATION
                                                                        ----------------------
                                 ANNUAL COMPENSATION                    AWARDS         PAYOUTS
                                 -------------------                    ------         -------
                                                                        OPTIONS
                                                                        & STOCK
     NAME                                                             APPRECIATION                        ALL OTHER
      AND                                  SALARY        BONUS           RIGHTS      LTIP PAYOUTS       COMPENSATION
PRINCIPAL POSITION               YEAR        ($)          ($)            (#)(1)          ($)                 ($)
------------------               ----      ------        ------          -----           ---                 ---
John R. Wolf                     1996     200,000(2)        ---              ---         ---                  ---
Director, CEO and                1995     200,000(2)        ---              ---         ---                  ---
President                        1994     202,801(2)        ---           60,000      46,875(5)               ---


William C. Huddleston            1996     131,754        50,000           50,000         ---                  ---
Vice President Finance, Chief    1995     128,690        42,000              ---         ---                  ---
Financial Officer and            1994     120,165        20,000           40,000         ---                  ---
Secretary


Vladimir Feingold                1996     210,154        20,000           70,000         ---              104,000(6)
Executive Vice President         1995     183,266        40,000              ---         ---               33,600(6)
Research & Development           1994     193,667           ---           90,000         ---                  ---


Carl M Manisco                   1996     179,148(3)        ---           50,000         ---                  ---
Senior Vice President            1995     173,464(3)        ---              ---         ---                  ---
Sales and Marketing              1994     165,356(3)        ---           35,000         ---                  ---


Donald D. Ferguson               1996     168,740(4)        ---           30,000         ---                  ---
Vice President                   1995     148,396(4)        ---              ---         ---                  ---
International Sales              1994     137,228(4)        ---           30,000         ---                  ---

------------------------------

(1)  No stock appreciation rights were granted in 1994 through 1996.
(2) Does not include commissions paid to Iotech, Inc., a corporation owned by Mr. Wolf, pursuant to the terms of the Company's sales representative agreement with Iotech, Inc. These amounts were $412,000, $322,000 and $263,000 in 1996, 1995 and 1994, respectively. See "Certain Relationships and Related Transactions - Transactions With Management and Others" and "Report of the Compensation Committee of the Board of Directors on Executive Compensation - CEO Compensation," herein.
(3) Includes sales commission income paid to executive pursuant to the terms of executive's employment agreement. These amounts were $74,148, $63,655 and $55,136 in 1996, 1995 and 1994, respectively.
(4) Includes sales commission income paid to executive pursuant to the terms of executive's employment agreement. These amounts were $48,740, $28,396 and $6,889 in 1996, 1995 and 1994, respectively. Does not include $12,020 and $41,602 paid or incurred in 1995 and 1994, respectively, in connection with extraordinary housing allowance and relocation expenditures relating to Mr. Ferguson's relocation to Europe.
(5) Represents forgiveness of indebtedness income with respect to quarterly payment forgiven in the event of continued employment by Mr. Wolf pursuant to the terms of a promissory note given to the Company by Mr. Wolf in connection with his purchase of Common Stock. See "Certain Relationships and Related Transactions - Indebtedness of Management and Others to the Company" below.
(6) Represents payment of a finders fee in connection with Mr. Feingold's efforts in obtaining certain patents, with such fee paid in the form of forgiveness of indebtedness with respect to payment of principal and interest on a promissory note given to the Company by Mr. Feingold. See "Certain Relationships and Related Transactions - Indebtedness of Management and Others to the Company" below.

                    OPTION & SAR GRANTS IN 1996 FISCAL YEAR

The following table provides certain information with respect to individual grants of stock options and/or stock appreciation rights in the 1996 fiscal year to each of the Named Executive Officers:

                                                                                                          POTENTIAL REALIZABLE
                                                                                                             VALUE AT ASSUMED
                                                                                                          ANNUAL RATES OF STOCK
                                                                                                          PRICE APPRECIATION FOR
                                                        INDIVIDUAL GRANTS                                     OPTION TERM(1)
                                ------------------------------------------------------------------        ----------------------
                                                         % OF TOTAL
                                                        OPTIONS/SARS       EXERCISE
                                OPTIONS/ SARS            GRANTED TO        PRICE PER
                                  GRANTED                EMPLOYEE IN         SHARE      EXPIRATION          5%            10%
          NAME                     (#)(2)               FISCAL YEAR(3)        ($)          DATE            ($)            ($)
------------------------        -------------           -------------      ---------    ----------        ------         ------
John R. Wolf                          ---                     ---               ---            ---           ---            ---

William C. Huddleston              50,000(4)                  9.8%            12.50        9-20-06        31,250         62,500

Vladimir Feingold                  70,000(4)                 13.7%            12.50        9-20-06        43,750         87,500

Carl M. Manisco                    50,000(4)                  9.8%            12.50        9-20-06        31,250         62,500

Donald D. Ferguson                 30,000(4)                  5.9%            12.50        9-20-06        18,850         37,500

--------------------------

(1) The potential realizable dollar value of any given option is the difference between (i) the fair market value of the stock underlying such option as of the date of grant, adjusted to reflect hypothetical 5% and 10% annual growth rates {simple interest} from the date of grant of such option until the expiration date of such option, and (ii) the exercise price for such option. The 5% and 10% are hypothetical growth rates prescribed by the SEC for illustration purposes only and are not a forecast or prediction as to future stock prices. The actual amount that a Named Executive Officer may realize will depend on various factors on the date the option is exercised, so there is no assurance that the value realized by a Named Executive Officer will be at or near the value set forth above in the chart.
(2) No SARs were granted to the Named Executive Officers in the 1996 fiscal year.
(3) The numerator in calculating this percentage includes options granted to each Named Executive Officer in his capacity both as an officer (employee) and, if applicable, as a director. The denominator in calculating this percentage is 510,000, which represents options granted to all of the employees of the Company, including the Named Executive Officers, including, if applicable, grants of options attributable to their capacities as directors.
(4) Non-qualified stock options granted in connection with employment agreements. See "Employment Agreements With Named Executive Officers" below for a discussion of the terms of these stock options.

                 OPTION & SAR EXERCISES IN THE 1996 FISCAL YEAR
                                      AND
                     OPTIONS & SARS AT 1996 FISCAL YEAR END

The following table provides certain information with respect to the Named Executive Officers of (i) options exercised in fiscal 1996, and (ii) the number and value of unexercised options as of the 1996 fiscal year end:

                                                                                        VALUE OF
                                                                    NUMBER OF          UNEXERCISED
                                                                   UNEXERCISED         IN-THE-MONEY
                                                                  OPTIONS/SARS       OPTIONS/SARS AT
                                                                 AT FY-END (#)(1)     FY-END($)(1)(3)
                           SHARES ACQUIRED        VALUE          ----------------     --------------
                             ON EXERCISE         REALIZED          EXERCISABLE/        EXERCISABLE/
    NAME                       (#)(1)             ($)(2)          UNEXERCISABLE        UNEXERCISABLE
    ----                       ------             -----           -------------        -------------
John R. Wolf                      ---                ---          172,500 / 0          1,461,563 / 0

William C. Huddleston             ---                ---        75,000 / 40,000       541,250 / 35,000

Vladimir Feingold              33,621            327,805        91,500 / 56,000       638,500 / 49,000

Carl M. Manisco                   ---                ---        82,500 / 40,000       591,875 / 35,000

Donald D. Ferguson                ---                ---        51,000 / 24,000       376,500 / 21,000
--------------------------

(1) No SARs were exercised by any Named Executive Officer in 1996, nor did any Named Executive Officer hold any unexercised SARs at the end of the 1996 fiscal year.
(2) The dollar amount shown represents the difference between the fair market value of the Common Stock underlying the options as of the date of exercise and the option exercise price.
(3) The dollar value provided represents the cumulative difference in the fair market value of the Common Stock underlying all in-the-money options as of the last day of the 1996 fiscal year and the exercise prices for such options. Options are "in-the-money" if the fair market value of the underlying Common Stock as of the last day of the 1996 fiscal year exceeds the exercise price of such options. The fair market value of the Common Stock for purposes of this calculation is $13.37 1/2, based upon the closing price for the Company's stock as quoted on the Nasdaq National Market on January 3, 1997, the last day of the Company's 1996 fiscal year.


              EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

The Company entered into a five year employment agreement with Mr. John R. Wolf in July 1990 in his capacity as President of the Company. The Company and Mr. Wolf agreed in December 1994 to extend the term of this agreement for an additional seven years commencing January 1, 1995. Thereafter, this agreement will be renewed for additional one-year terms unless either party gives notification of termination. Mr. Wolf's employment agreement initially provided for an annual base salary of $160,000, which has since been increased to $200,000. The employment agreement also obligates the Company to provide certain health and life insurance and similar benefits to Mr. Wolf. The Company also pays sales commissions to Mr. Wolf's wholly owned corporation, Iotech, Inc., pursuant to a Sales Representative Agreement with the Company. See "Certain Relationships and Related Transactions - Transactions With Management and Others" and "Report of the Compensation Committee of the Board of Directors on Executive Compensation - CEO Compensation," herein.

In March 1994 the Company entered into employment agreements with Mr. William C. Huddleston, as Vice President Finance and Chief Financial Officer and Mr. Carl
M. Manisco, as Senior Vice President Sales and Marketing. The employment agreements initially provided for three-year terms, however, in September 1996, the Company and each of these executives agreed to extend the term of their respective employment agreement through December 31, 2001.

In September 1996, the Company also entered into a five year employment agreement with Mr. Vladimir Feingold as Executive Vice President Research and Development. The term of this employment agreement is five years, commencing January 1, 1997 and terminating December 31, 2001. The employment agreement further provides that it shall renew upon the expiration of the pending term on a month-to-month basis, terminable upon 30 days prior notice, pending negotiations for a new agreement. Mr. Feingold's employment agreement also designates him as President of the Company's wholly owned subsidiary, STAAR Surgical AG.

In September 1996, the Company also entered into an employment agreement with Mr. Donald L. Ferguson in his capacity as Vice President International Sales. The term of this employment agreement is three years, commencing September 20, 1996 and terminating September 20, 1999.

Each of the executives is required to devote his entire productive time to the performance of his executive obligations. The employment agreements may be terminated by the Company for cause or due to the disability of the executive. The employment agreements may be terminated by the executive for cause, upon 180 days prior notice without cause, or in the event of, among other things, the demotion of the executive, or any of the following events (unless the executive votes in favor of such event as a director or stockholder): (i) the sale or disposition by the Company of substantially all of its business or assets; (ii) the sale of the capital stock of the Company in connection with the sale or transfer of a controlling interest in the Company; (iii) the merger or consolidation of the Company with another corporation as part of a sale or transfer of a controlling interest; or (iv) the dissolution or liquidation of the Company.

The current annual base compensation of Messrs. Huddleston, Feingold, Manisco and Ferguson under their employment agreements is $127,439, $200,000, $105,000 and $120,000, respectively.

As additional compensation: (i) Mr. Manisco is entitled under his employment agreement to commissions equal to one-quarter of one percent of domestic sales;
(ii) Mr. Ferguson is entitled under his employment agreement to commissions equal to one-half of one percent of the Company's first $15 million in net international sales, and one-quarter of one percent of the Company's net international sales in excess of $15 million; and (iii) Mr. Feingold is entitled to an automobile allowance of $750 per month. Each of the executives is also provided with medical and dental insurance, disability insurance equal to 60% of their base salary, and life insurance in the amount of $500,000.

Annual base compensation for each of Messrs. Wolf, Huddleston, Feingold, Manisco and Ferguson under their respective employment agreements may be increased on an annual basis at the discretion of the Board of Directors.

Each of Messrs. Huddleston's, Feingold's, Manisco's and Ferguson's respective employment agreements provide that the Company shall pay such executive severance pay in an amount equal to two year's base salary in the event any of the following events occur and the Company or the executive terminates his employment as a result of such event: (i) the sale or disposition by the Company of substantially all of its business or assets, (ii) the sale of the capital stock of the Company in connection with the sale or transfer of a controlling interest (defined as 50% or more of the Common Stock) in the Company; or (iii) the merger or consolidation of the Company with another corporation as part of a sale or transfer of a controlling interest in the Company.

As part of their initial employment agreements, the Company agreed to grant incentive stock options under the 1991 Stock Option Plan to Messrs. Feingold and Manisco to purchase 90,000, and 35,000 shares of the Common Stock, respectively, at $4.75 per share (the then trading price of the Common Stock), and agreed to grant non-qualified options to Mr. Huddleston to purchase 40,000 shares of Common Stock at $4.75 per share. At the same time, the Company also agreed to grant incentive stock options to Mr. Donald Ferguson to purchase 30,000 shares of Common Stock at $4.75 per share in connection with his then appointment as Vice President European Affairs.

These stock options vest one-third, two-thirds, and fully upon the executive's continued employment by the Company and/or its affiliates as of January 1, 1995, 1996 and 1997, respectively, and expire ten years following the grant date, except that vested options expire earlier in the following circumstances: (i) immediately upon the date of termination in the event of the termination of an optionee's employment by the Company for cause; (ii) three months following the date of termination if such termination is without cause by the Company; and
(iii) one year after date of death. Unvested options immediately terminate in the event of the termination of an optionee's employment, with the exception of the following events, in which case the options immediately vest: (i) the termination of the optionee's employment if such termination is made by the Company and is without cause; (ii) the termination of the optionee's employment if such termination is made by the optionee and is for cause; (iii) the future sale or disposition by the Company of substantially all of its business or assets; (iv) the sale of the capital stock of the Company in connection with the sale or transfer of a controlling interest in the Company; (v) the merger or consolidation of the Company with another corporation as part of a sale or transfer of a controlling interest in the Company; or (vi) the dissolution or liquidation of the Company. Should an executive exercise an option, the Company reserves the right, in its sole discretion, to allow the executive to pay for the option shares by cash, stock, or the provision of a full recourse promissory note, bearing interest at a rate that precludes the imposition of interest under the Internal Revenue Code, and secured by such security as prescribed by the Stock Option Committee. The Company has filed a registration statement on Form S-8 under the Securities Act with respect to these options.

In September 1996, in connection with the extension of Messrs. Huddleston's and Manisco's employment agreements, and the entering into of new employment agreements with Messrs. Feingold and Ferguson, the Company agreed to grant non-qualified stock options to Messrs. Huddleston, Manisco, Feingold and Ferguson to purchase 50,000, 50,000, 70,000 and 30,000 shares of the Common Stock, respectively, at $12.50 per share (the then trading price of the Common Stock).

The stock options for each of the above employees vest in cumulative 20% annual increments upon the executive's continued employment by the Company and/or its affiliates, with such vesting commencing September 20, 1996 and ending September 20, 2000. The stock options expire September 20, 2006, if unexercised, except that vested options expire earlier in the following circumstances: (i) immediately upon the date of termination in the event of the termination of an optionee's employment by the Company for cause; (ii) three months following the date of termination if such termination is without cause by the Company; and
(iii) one year after date of death. Unvested options immediately terminate in the event of the termination of an optionee's employment, with the exception of the following events, in which case the options immediately vest: (i) the termination of the optionee's employment if such termination is made by the Company and is without cause; (ii) the termination of the optionee's employment if such termination is made by the optionee and is for cause; (iii) the future sale or disposition by the Company of substantially all of its business or assets; (iv) the sale of the capital stock of the Company in connection with the sale or transfer of a controlling interest in the Company; (v) the merger or consolidation of the Company with another corporation as part of a sale or transfer of a controlling interest in the Company; or (vi) the dissolution or liquidation of the Company. Should an executive exercise an option, the Company reserves the right, in its sole discretion, to allow the executive to pay for the option shares by cash, stock, or the provision of a full recourse promissory note, bearing interest at a rate that precludes the imposition of interest under the Internal Revenue Code, and secured by such security as prescribed by the Stock Option Committee. The Company intends to file a registration statement on Form S-8 under the Securities Act with respect to these options.

Mr. Feingold's employment agreement also addresses forgiveness of a loan in the amount of $192,000 which the Company extended to Mr. Feingold in March 1994.
The terms of this loan is more particularly described in "Certain Relationships and Related Transactions - Indebtedness of Management and Others to the Company" below. Among other things, the employment agreement provides that Mr. Feingold will be obligated to maintain collateral equal to at least 110% of the outstanding balance of this loan. The employment agreement also provides that the Company shall forgive the outstanding balance of this loan in the event of:
(i) the future sale or
disposition by the Company of substantially all of its business or assets; (ii) the sale of the capital stock of the Company in connection with the sale or transfer of a controlling interest in the Company; or (iii) the merger or consolidation of the Company with another corporation as part of a sale or transfer of a controlling interest in the Company. Similar forgiveness will be granted with respect to the outstanding balance of any other loans extended by the Company to Mr. Feingold in connection with his exercise of incentive stock options granted under the employment agreement, provided that such options were exercised at least ninety days prior to entering into negotiations for any transaction triggering loan forgiveness.

Messrs. Huddleston, Feingold, Manisco and Ferguson have each covenanted, pursuant to the terms of their employment agreements, that they shall not, for a period of one year following the termination of their employment or services, compete with the Company within certain specified geographic areas, or solicit the Company's employees or customers. In addition, these executives have covenanted to return all proprietary information to the Company following the termination of their respective employment agreements, and to not disclose any confidential information of the Company.


         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

The following is the report from the Compensation Committee of the Board of Directors, comprised of the Company's four independent directors. The Compensation Committee also serves as the Stock Option Committee under the Company's various stock plans. This report discusses the compensation policies for executive officers in general and the Committee's rationale for compensation paid to the Chief Executive Officer in particular.

                      REPORT OF THE COMPENSATION COMMITTEE

GENERAL.  The Company's executive compensation program is designed to align
-------
stockholder's interests with business strategy, company values and management initiatives. It is based upon the following four objectives: (1) to link the interests of management with those of stockholders by encouraging stock ownership in the Company; (2) to attract and retain superior executives by providing them with the opportunity to earn total compensation packages that are competitive with the industry; (3) to reward individual results by recognizing performance through salary, annual cash incentives and long-term stock based incentives; and (4) to manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform the job successfully. Executive officers' compensation includes base salary, bonuses based on annual performance, and long-term stock ownership plans. In general, the Company's practice in determining compensation is for management to make a recommendation to the Compensation Committee, which, in turn, will evaluate such recommendation and make its own recommendation to the Board for its determination. The Compensation Committee, however, makes the final determination with respect to grants under the Company's various stock plans.

BASE COMPENSATION.  The present base compensation of the Company's executive
-----------------
officers is based upon the amounts set forth in their respective employment agreements which range, in term, from three to seven years. The initial amount of base salary paid to executive officers under their employment agreements was the amount, as determined by the Committee at such time, to be necessary to attract and retain executives with the requisite superior abilities to perform their executive functions. Certain executive officers also receive commissions based upon sales. The Committee believes that the amount of base salary paid to its executive officers is consistent with that generally paid in the industry.

Pursuant to the terms of their employment agreements, base salary for the Company's executives is reviewed on an annual basis by the Compensation Committee. The Compensation Committee's philosophy toward increasing base salary is to offer moderate increases from present levels, thereby maintaining base salaries on a basis consistent with what the Compensation Committee believes is paid in the industry.

ANNUAL CASH BONUSES.  The Compensation Committee, in its sole discretion,
-------------------
approves the payment of bonuses from time-to-time to the Company's employees, including its executive officers, as a medium-term incentive to influence employees to be productive over the course of each fiscal year. The determination of which executive officers should receive a bonus, and what the amount of the bonus should be, is based upon a subjective analysis of the executive's level of responsibility, performance of duties, and contribution toward the success of the Company, and also takes into consideration other types and amounts of performance based compensation paid to them, such as commissions. In 1996, the Compensation Committee awarded bonuses of $50,000 and $20,000 to Messrs. Huddleston and Feingold, respectively.

LONG-TERM STOCK OWNERSHIP PLANS.  The Company has three stock plans in place
-------------------------------
which it generally uses to grant stock or options to purchase stock to its employees as long-term incentives, namely, its 1990 Stock Option Plan, its 1991 Stock Option Plan and its 1996 Executive Stock Plan (there are also certain prior stock option plans in place, however, the Company is not actively granting stock or options under these plans). The 1990 Stock Option Plan and the 1991 Stock Option Plan afford the Company with the ability to make stock grants and to grant incentive stock options, non-qualified stock options, accelerated stock options, and tandem stock options to, among others, the Company's officers and employees. The 1996 Executive Stock Plan affords the Company with the ability to make stock grants and to grant non-qualified stock options to the Company's officers and employees.

The Compensation Committee's objective is to grant stock or options to purchase stock under its various stock plans subject to vesting conditions based on continued employment. These vesting requirements are intended to create a more productive workforce by: (1) acting as an inducement for long-term employment with the Company, thereby lending stability to the Company's employee base; and
(2) encouraging more long-term productivity by the Company's employees as they see their efforts translate into greater share value.

Most of the available shares under the 1990 and 1991 Stock Option Plans have been issued or reserved for issuance. The Compensation Committee is awarding stock and options under these plans as shares become available, based upon the lapse or forfeiture of previously issued options.

CEO COMPENSATION.  Mr. Wolf's base salary, which was last increased in August
----------------
1991, is by its terms subject to annual review by the board of directors, which review is conducted in accordance with the philosophy for the determination of executive officer compensation described above in that section of this report captioned "Base Compensation." As part of its review, the Compensation Committee takes into consideration other forms of performance-based compensation or consideration directly or indirectly received by Mr. Wolf, including the 1% override sales commission payable to Mr. Wolf's wholly owned Corporation, Iotech, Inc., pursuant to the sales representative agreement between Iotech, Inc. and the Company dating back to Mr. Wolf's original association with the Company, and has not, due to its consideration of such other payments, recently increased Mr. Wolf's base compensation in his capacity as an executive officer. See "Certain Relationships and Related Transactions - Transactions With Management and Others," herein.


POLICY UNDER (S)162(m) OF THE INTERNAL REVENUE CODE.  The Compensation Committee
---------------------------------------------------
has not formulated a policy in qualifying compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code, and does not foresee the necessity of doing so in the near future. Should limitations on the deductibility of compensation become a material issue, the Compensation Committee will, at such time, determine whether such a policy should be implemented, either in general or with respect to specific transactions.


                                         THE COMPENSATION COMMITTEE
                              Michael R. Deitz, M.D.      Joseph C. Gathe, M.
                              Andrew F. Pollet, Esq.      Peter J. Utrata, M.D

                            STOCK PERFORMANCE GRAPH

Set forth below is a line graph, assuming an initial investment of $100 on December 31, 1991, comparing the yearly percentage change in the cumulative total stockholder return for the last five fiscal years of the Common Stock relative to the cumulative total stockholder return for the same time period of:
(1) United States and foreign companies listed on the Nasdaq Stock Market (the "Nasdaq Index") and (2) United States and foreign companies listed on the Nasdaq Stock Market (the "Peer Index") who operate in the surgical, medical and dental instrument and supply industries (based upon Standard Industrial Classification {"SIC"} codes in the range of 3840 through 3849; the Company's SIC code is
3845). The Nasdaq Index and the Peer Index were prepared by the Center for Research in Security Prices of the University of Chicago's Graduate School of Business.


                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
            AMONG STAAR SURGICAL CO., NASDAQ AND PEER GROUP

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           STAAR                        PEER
(Fiscal Year Covered)        SURGICAL CO.   NASDAQ        GROUP
-------------------          ------------   ---------     ----------
Measurement Pt-12/31/91      $100           $100         $100
FYE 12/31/92                 $ 32.5         $116.0       $ 83.0
FYE 12/31/93                 $ 35.0         $134.3       $ 67.1
FYE 12/31/94                 $ 61.5         $130.3       $ 71.4
FYE 12/31/95                 $ 73.5         $183.0       $108.3
FYE 12/31/96                 $ 90.6         $224.0       $101.5

     The lines represent monthly index levels derived from compounded daily returns that include all dividends. The indexes are reweighted daily, using market capitalization on the previous trading day. If the monthly interval, based on a fiscal year end, is not a trading day, the preceding trading day is used. The index level for all series was set to $100 on December 31, 1991. The historical stock performance depicted on the graph is not necessarily indicative of future performance. The Company will not make or endorse any predictions as to future stock performance or dividends.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Mr. John R. Wolf, the President, Chief Executive Officer and Chairman of the Board of the Company, owns and is President of Iotech, Inc. ("Iotech"), which is paid an override sales commission of up to one percent with respect to sales of the Company's products pursuant to the terms of a Sales Representative Agreement with Iotech, which was entered into in 1983 when Mr. Wolf originally became associated with the Company. This agreement was entered into when the Company determined that it was essential to engage Iotech's services to build a customer base for intraocular lenses based primarily upon Mr. Wolf's experience in marketing and distributing intraocular lenses. In December 1994, the Company and Iotech agreed to extend the term of this agreement for an additional seven years, commencing January 1, 1995. Commissions are payable on a quarterly basis, and are determined by a percentage of the Company's gross sales. In 1996, the Company paid Iotech $412,000 in commissions.

In February 1994, the Company entered into a consulting agreement with Dr. Michael R. Deitz, a director of the Company, with respect to his services in evaluating new products. This agreement, which has a three-year term, provides for the payment of $7,000 per month to Dr. Deitz. Compensation under this agreement is separate from compensation payable to Dr. Deitz for services rendered as a director of the Company.

Mr. Andrew F. Pollet, a director of the Company, is the managing officer and principal stockholder of Pollet & Woodbury, a Law Corporation. During 1996, the Company paid Pollet & Woodbury approximately $322,000 in legal fees, costs and expense reimbursements. It is anticipated that Pollet & Woodbury will continue to render legal services to the Company.

In April 1992, the Company entered into a consulting agreement with Dr. Donald
R. Sanders, a director of the Company, with respect to the provision of clinical consulting services in connection with new product development, preparing scientific data relating to the Company's products, providing product education services to other physicians and participating in Company sponsored courses and seminars. This agreement, which has a five-year term commencing June 1, 1992, provides for the payment of $25,000, $30,000, $35,000, $40,000 and $40,000 per
month for the first through fifth years of the agreement. The agreement also provides for the payment to Dr. Sanders, at the beginning of each year of the agreement, of 7,500 registered shares of Common Stock. In March 1997, in satisfaction of the Company's obligation to issue 7,500 shares of Common Stock to Dr. Sanders for 1996 under his consulting agreement, the Company paid Dr. Sanders $94,688, which was equivalent to the then-trading price of the Common Stock. Compensation under this agreement is separate from compensation payable to Dr. Sanders for serving as a director of the Company.

INDEBTEDNESS OF MANAGEMENT AND OTHERS TO THE COMPANY

As of January 3, 1996, Mr. John R. Wolf, the President, Chief Executive Officer and Chairman of the Board of the Company, was indebted to the Company in the amount of $1,551,325, which represented the highest balance (including accrued interest) of Mr. Wolf's indebtedness to the Company for the 1996 fiscal year. This indebtedness arose from a promissory note given by Mr. Wolf to the Company in February 1991, in connection with Mr. Wolf's exercise of options and warrants to purchase 640,565 shares of Common Stock for the sum of $1,431,020. This note, in the original principal amount of $1,431,020, and originally bearing interest at the approximate rate of 7%, was originally payable on February 28, 1994. In October 1993, the Board authorized the extension of the payment date to April 1997, and reduced this interest rate to approximately 4%, the lowest rate then allowed by the Internal Revenue Service. In April 1997, the Board authorized a further extension of the payment date to April 2000. This note is secured by shares of Common Stock held as collateral by a third party pledgeholder.

As of January 3, 1996, Mr. William C. Huddleston, Vice President Finance and Chief Financial Officer of the Company, was indebted to the Company in the amount of $251,482, which represented the highest balance (including accrued interest) of Mr. Huddleston's indebtedness to the Company for the 1996 fiscal year. This indebtedness arose from promissory notes given by Mr. Huddleston to the Company in connection with Mr. Huddleston's exercise of: (i) options and warrants to purchase 99,644 shares of Common Stock in February 1991; (ii) warrants to purchase 16,667 shares of Common Stock in July 1992; and (iii) warrants to purchase 12,500 shares of Common Stock in March 1993. These promissory notes, in the original principal amounts of $119,185, $80,000 and $28,000, respectively, originally bore interest at the approximate rates of 7%, 9% and 4%, respectively, and were originally payable on February 28, 1994, March 29, 1995, and February 28, 1994, respectively. Each note is secured by shares of Common Stock held as collateral by a third party pledgeholder. In October 1993, the Board authorized the extension of the payment date for each of these promissory notes to April 1997, and reduced the interest rate to approximately 4%, the lowest rate then allowed by the Internal Revenue Service. In April 1997, the Board authorized a further extension of the payment dates to April 2000.

As of January 3, 1997, Mr. Vladimir Feingold, the Executive Vice President Research and Development of the Company, was indebted to the Company in the amount of $223,680, including accrued interest. Mr. Feingold's indebtedness as of January 3, 1997 arose from a promissory note for a personal loan extended to Mr. Feingold in March 1994 in the amount of $192,000. This note bears interest at the rate of 6%, and was originally payable on April 1, 1997. In April 1997, the Board authorized an extension of the payment date under this promissory note to April 2000. This note is secured by deeds of trust on two properties, both of which are in second position, and by shares of Common Stock held as collateral by a third party pledgeholder. Mr. Feingold is obligated to maintain collateral with respect to each loan equal to at least 110% of the outstanding balance of such loan. Mr. Feingold's employment agreement also provides that the Company shall forgive the outstanding balance of this note upon the occurrence of any of the following transactions: (i) the future sale or disposition by the Company of substantially all of its business or assets; (ii) the sale of the capital stock of the Company in connection with the sale or transfer of a controlling interest in the Company; or (iii) the merger or consolidation of the Company with another corporation in connection with the sale or transfer of a controlling interest in the Company.

The highest balance (including accrued interest) of Mr. Feingold's indebtedness to the Company for the 1996 fiscal year was $318,080 as of February 29, 1996. This indebtedness was based, in part, upon outstanding indebtedness under a second promissory note whose balance of indebtedness was forgiven on this date. This note reflected a personal loan extended in March 1994 to Mr. Feingold in the original principal amount of $120,000. This note bears interest at the rate of 8%, and was originally payable on April 1, 1997. In February 1996 the Company forgave $104,000 in remaining indebtedness under this note as a finders fee in connection with Mr. Feingold's efforts in obtaining certain patents.

As of January 3, 1997, Mr. Andrew F. Pollet, a director of the Company, was indebted to the Company in the amount of $872,027, which represented the highest balance (including accrued interest) of Mr. Pollet's indebtedness to the Company for the 1996 fiscal year. This indebtedness arose from a promissory note given by Mr. Pollet to the Company on May 26, 1992, in connection with Mr. Pollet's exercise of warrants to purchase 244,445 shares of Common Stock for the sum of $733,335. This note, originally bearing interest at the approximate rate of 5%, was originally payable on May 31, 1995. In October 1993, the Board authorized the extension of the payment date to April 1997, and reduced the interest rate to approximately 4%, the lowest rate then allowed by the Internal Revenue Service. In April 1997, the Board authorized the further extension of the payment date to April 2000. This note is secured by a deed of trust on real property.


              COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES ACT

Section 16(a) of the Securities Act requires the Company's respective directors, executive officers and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership of the

Common Stock with the SEC and Nasdaq. Directors, executive officers and persons who own more than 10% of the Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during its 1996 fiscal year the Company's respective directors, executive officers and persons who own more than 10% of the Common Stock complied with all
Section 16(a) filing requirements, except as follows: Mr. Vladimir Feingold did not file a From 4 for the month of October with respect to one transaction (the purchase of a business partner's interest in a business in exchange for Common Stock), and also did not file a Form 5 with respect to such transaction.


                              INDEPENDENT AUDITORS

The Audit Committee of the Board has not yet met in order to select the Company's auditors for its 1997 fiscal year. BDO Seidman LLP served as the Company's auditors for the 1996 fiscal year. The Company expects a representative of BDO Seidman LLP to be present at the meeting.


                                 OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the 1997 Annual Meeting. However, if other matters should come before the 1997 Annual Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his, her or its judgment on such matters.


                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

Any proposals of security holders which are intended to be presented at the Annual Meeting of the Company to be held in 1998 must be received by the Company at its principal executive offices no later than December 21, 1997 (120 days before the month and day this Proxy Statement was released to the stockholders of the Company), in order to be considered for inclusion in the Company's proxy materials relating to that meeting.


                         TRANSACTION OF OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors of the Company is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting of Stockholder that will come before the meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted with respect thereto in accordance with the best judgment of the person or persons voting the proxies.-

PROXY                                                                      PROXY
                             STAAR SURGICAL COMPANY

                  ANNUAL MEETING OF STOCKHOLDERS--MAY 22, 1997

  The undersigned hereby appoints JOHN R. WOLF and WILLIAM C. HUDDLESTON and each of them [with full power to act without the other] the true and lawful proxies of the undersigned, each having full power to substitute, to represent the undersigned and to vote all shares of stock of STAAR SURGICAL COMPANY (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Holiday Inn, 924 West Huntington Drive, Monrovia, California, on Thursday, May 22, 1997, at the hour of 10:00 a.m., prevailing local time, or any adjournments thereof.

  1. FOR [_]   WITHHOLD [_] election of the following nominee in the Notice of Annual Meeting and Proxy Statement as the two Class II directors of the Company:

               Michael R. Deitz, M.D.        Peter J. Utrata, M.D.

  2. Upon all such other matters that may properly be brought before such Annual Meeting, or any adjournments thereof, as to which the undersigned hereby confers discretionary authority upon said proxies.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. UNLESS DIRECTION IS GIVEN TO WITHHOLD AUTHORITY FOR THE AFORESAID DIRECTOR NOMINEES, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE AFORESAID DIRECTOR NOMINEES TO SERVE AS THE TWO CLASS II DIRECTORS ON THE COMPANY'S BOARD OF DIRECTORS. THE UNDERSIGNED MAY WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF EITHER OF THE AFORESAID NOMINEES BY LINING THROUGH THE NOMINEE'S NAME ABOVE.

  All other proxies heretofore given by the undersigned to vote shares of stock of the Company which the undersigned would be entitled to vote if personally present at said Annual Meeting or any adjournment thereof are hereby expressly revoked. This proxy may be revoked at any time prior to the voting hereof.

  NOTE: PLEASE DATE THIS PROXY AND SIGN IT EXACTLY AS YOUR NAME OR NAMES APPEAR ON YOUR SHARES. IF SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, GUARDIAN OR TRUSTEE, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER OR OFFICERS, AFFIX CORPORATE SEAL AND ATTACH A CERTIFIED COPY OF RESOLUTION OR BYLAWS EVIDENCING AUTHORITY.

                                    ___________________________________________
                                                      (DATE)

                                    ___________________________________________
                                                    (SIGNATURE)

                                    ___________________________________________
                                                    (SIGNATURE)